EXHIBIT 10.4

NATIONAL ATLANTIC HOLDINGS CORPORATION
NONSTATUTORY STOCK OPTION AGREEMENT

This Agreement, effective as of September 19, 2005, by and between National Atlantic Holdings Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”), and the Estate of Frank P. Campion (the “Optionee”).

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company, and the shareholders of the Company at the Company’s 2005 Annual Meeting of Shareholders, have approved the grant of a stock option to purchase shares of the Company’s common stock to the Optionee on the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1. The Company hereby grants to the Optionee the option (“Option”) to purchase from the Company up to but not exceeding in the aggregate      shares of the common stock of the Company (hereinafter referred to as the “Shares”) at a price of $      per Share, subject to the following terms and conditions.

2. The Option shall be fully vested and immediately exercisable as of the date hereof, and shall terminate on December 31, 2005.

3. The Option may be exercised by written notice mailed to the Company at 4 Paragon Way, Freehold, New Jersey 07728, which shall (a) state the number of Shares with respect to which the Option is being exercised, and (b) be accompanied by a check, cash, or money order in the full amount of the purchase price.

4. This Option is not transferable, other than by will or by operation of the laws of descent and distribution. This Option is exercisable only by the Optionee or its legal representatives.

5. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable Federal or state securities or other law or valid regulation. The Optionee, as a condition to its exercise of this Option, shall represent to the Company that the Shares that it acquires under this Option are being acquired by it for investment and not with the present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

6. The Board of Directors of the Company shall have discretionary authority to interpret this Agreement, to make all factual determinations under this Agreement and to make all other determinations necessary or advisable for administration of this Agreement, and the Optionee hereby agrees to accept as binding, conclusive and final all such determinations.

7. The Optionee shall be responsible for payment of all withholding taxes or similar charges the Company determines is required by law to be withheld with respect to the Option (or an amount paid in satisfaction of the Option), which shall be paid by the Optionee in the manner specified by the Board of Directors of the Company on or prior to the exercise, payment or other event that results in taxable income in respect of the Option.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof.

9. The provisions of this Agreement shall inure to, and be binding upon, the heirs, executors, administrators and successors of the parties hereto.

10. This Agreement constitutes the entire agreement by the Company and the Optionee with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Company and the Optionee with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Company and the Optionee.

THUS DONE AND EXECUTED, effective as of the month, day, and year first hereinabove written, at Freehold, New Jersey.

WITNESSES:

/s/
Cynthia L. Codella, Secretary

Estate of Frank P. Campion

By:

Name:

Title: